Exhibit 99.3

Arbe Robotics Ltd., a Global Leader in High-Resolution 4D Imaging Radar Technology, Expected to List on the Nasdaq Through a Business Combination with Industrial Tech Acquisitions, Inc.

•	Arbe delivers the world’s first and only available long-range, 4D Imaging Radar, with industry leading performance and an unparalleled cost advantage
•	Arbe’s 4D Imaging Radar is suitable for every level of vehicle autonomy, and is a vital sensor for Level 2+ and higher, with significantly superior resolution to other competing radar solutions
•	Addresses the largest and fastest growing segments in automotive radar with a total addressable market of approximately $4 billion today, which is expected to increase to approximately $11 billion by 2025
•	Validated by relationships with more than 26 leading automotive original equipment manufacturers (“OEMs”), Tier 1s, and industrial conglomerates
•	Led by an experienced team of entrepreneurs, managers, auto and semiconductor executives, as well as radar and data scientists
•	Transaction values Arbe at a post-money pro forma enterprise value of approximately $573 million (assuming no redemptions by Industrial Tech public shareholders), implying a 1.8x multiple on 2025 forecasted revenue and a 4.4x multiple on 2025 forecasted pro forma Adjusted EBITDA, which is a non-GAAP financial measurement
•	The transaction is expected to provide up to approximately $176 million in gross cash proceeds, comprised of Industrial Tech’s approximately $76 million cash-in-trust (assuming no redemptions by Industrial Tech public shareholders), and a $100 million PIPE investment valued at $10.00 per share
•	PIPE offering anchored by top-tier institutional investors including M&G Investment Management, part of M&G plc, Varana Capital, Texas Ventures, and Eyal Waldman (founder and CEO of Mellanox Technologies)

Houston, Texas and Tel Aviv, Israel, March 18, 2021 — Arbe Robotics Ltd. ("Arbe" or the "Company"), a leading provider of next-generation 4D Imaging Radar solutions, and Industrial Tech Acquisitions, Inc. (NASDAQ: ITAC), a publicly-traded special purpose acquisition company (“ITAC” or “Industrial Tech”), today jointly announced that they have entered into (i) a definitive business combination agreement (the "Business Combination Agreement") to consummate a business combination, and (ii) related subscription agreements for an aggregate of $100 million private placement in connection with the proposed business combination (the “PIPE”). Subject to the satisfaction of the terms and conditions set forth in the Business Combination Agreement, upon closing of the transactions, the combined company will operate under the “Arbe Robotics Ltd.” name and is expected to be listed on Nasdaq under the new ticker symbol “ARBE”.

Arbe, founded in 2015, is leading a radar revolution, enabling safe driver-assist systems today while paving the way for fully autonomous driving. The company has introduced the world’s first ultra-high resolution 4D Imaging Radar that has 12x better resolution than other competing radars currently in the market. Arbe’s 4D Imaging Radar separates, tracks, and identifies objects in 2K resolution in both azimuth and elevation, which can alert autopilot, emergency braking or steering features at the right moment. Bridging the automotive sensor gap that caused the recent advanced driver assist systems accidents, Arbe’s technology provides true safety to drivers as well as vulnerable road users like pedestrians and cyclists.

Arbe’s proprietary chipset has the largest channel array count in the industry with 48 receiving and 48 transmitting RF channels, a dedicated processor chip, and AI-based post-processing. The production-ready and affordable 4D Imaging Radar chipset solution, executes in the most challenging corner cases and is dependable in practically all environmental conditions.

Many leading Tier 1 manufacturers and OEMs are currently designing their next generation radars based on Arbe’s groundbreaking technology, which is also empowering advanced sensing for an array of additional applications including robotaxis, autonomous ground vehicles (AGV) / delivery pods, commercial and industrial vehicles, and more.

Kobi Marenko, Chief Executive Officer of Arbe, said, “We expect that the proposed combination of Arbe and Industrial Tech will allow us to bring our vision to reality, creating an autonomous future driven by outstanding, truly safe, commercially viable 4D Imaging technology. We are extremely excited by the opportunity to partner with ITAC, and we expect that ITAC’s significant experience in building and investing in disruptive technology companies will help bring our groundbreaking technology to a broader market.”

Scott Crist, Chairman and CEO of Industrial Tech commented, “Arbe is the market leader with a first mover advantage in ultra-high resolution 4D Imaging Radar technology. The Company is at an exciting inflection point, with a technology platform that is an order of magnitude superior in terms of performance and efficiency. We expect that Arbe’s projected high-growth and high-margin fabless business model, with outsourced manufacturing, will provide a high level of scalability, positioning the company for commercial success in the automotive, industrial, and new mobility markets. We are very excited about the opportunity to partner with the company’s leadership team, who have a demonstrated track record as public company executives, and who have built a technology business poised for market leadership and scale.”

Additional information about Arbe Robotics operations and financial performance, as well as the transactions contemplated by the Business Combination Agreement, is contained in the investor presentation that will be furnished by Industrial Tech via a Current Report on Form 8-K (the "Investor Presentation") today with the Securities and Exchange Commission ("SEC"), and which can be viewed at the SEC website at www.sec.gov.

Transaction Overview

The combined company is expected to have an implied post-money pro forma enterprise value of approximately $573 million and an equity value of approximately $723 million at closing, assuming no redemptions by ITAC public shareholders. Assuming no redemptions by ITAC public shareholders, the transaction is expected to deliver up to approximately $176 million of gross proceeds, including the contribution of up to approximately $76 million of cash held in Industrial Tech’s trust account.

The transaction is further supported by a $100 million fully-committed PIPE anchored by leading investors including M&G Investment Management, part of M&G plc, Varana Capital, Texas Ventures, Eyal Waldman, and certain other investors, which upon consummation of the PIPE satisfies the $100 million minimum cash closing condition contained in the Business Combination Agreement.

In the transaction, a newly formed subsidiary of Arbe will merge with ITAC, with ITAC surviving as a wholly-owned subsidiary of Arbe. In connection therewith, all pre-closing security holders of ITAC will receive ordinary shares of Arbe, which will continue after the closing as a publicly-traded Israeli company. All current Arbe shareholders will, concurrently with closing, convert the entirety of their pre-closing equity holdings into ordinary shares of the combined company. The transaction, which has been unanimously approved by the board of directors of both Arbe and Industrial Tech, is expected to close in the late 2nd quarter or early 3rd quarter of 2021, subject to shareholder approvals, and other customary closing conditions.

Following the completion of the acquisition, Arbe is expected to retain its experienced management team, with Kobi Marenko as CEO, Noam Arkind as CTO, Ram Machness as Chief Business Officer and Danny Klein as CFO.

The investor presentation webcast link: https://edge.media-server.com/mmc/p/5cux5jqt

The description of the transaction contained herein is only a summary and is qualified in its entirety by reference to the Business Combination Agreement, a copy of which will be filed by ITAC with the SEC as an exhibit to a Current Report on Form 8-K.

Advisors

Wells Fargo Securities is serving as exclusive financial advisor to Arbe, and is serving as lead placement agent and capital markets advisor to Industrial Tech on the PIPE offering. Epsilon and Poalim Capital Markets are also serving as placement agents on the PIPE offering.

DLA Piper LLP (US) is serving as legal advisor to Arbe, and Ellenoff Grossman & Schole LLP is serving as legal advisor to Industrial Tech.

About Industrial Tech Acquisitions, Inc (“ITAC”)

ITAC is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. ITAC is sponsored by Texas Ventures, a leading technology and venture capital firm with expertise in capital markets and structured finance. The firm provides guidance, insight and capital to assist entrepreneurs and managers who have the desire and talent to build exceptional companies. The Texas Ventures’ approach is to identify emerging trends and opportunities prior to recognition by the broader marketplace, and to take a proactive approach in working with entrepreneurs and managers who have the determination to build world-class companies.

About Arbe Robotics Ltd (“Arbe”)

Arbe, a provider of 4D Imaging Radar solutions, is leading a radar revolution, enabling truly safe driver-assist systems today while paving the way for fully autonomous driving. Arbe is empowering automakers, tier-1 companies, and enabling autonomous ground vehicles, commercial and industrial vehicles, and a wide array of safety applications with next-generation sensing and paradigm-changing perception. Arbe’s Imaging Radar offers an order of magnitude higher resolution than any other competing radar solution in the market, and is an essential sensor for L2+ and higher levels of autonomy. Arbe’s solution includes an RF chipset with the largest channel array in the industry, a groundbreaking radar processor chip, and AI-based post-processing. Founded in 2015, Arbe has offices in Israel and the United States.

Important Notice Regarding Forward-Looking Statements and Non-GAAP Measures

This press release contains certain "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about ITAC and Arbe and the transactions contemplated by the Business Combination Agreement (the “Transactions”), and the parties’ perspectives and expectations, are forward looking statements. Such statements include, but are not limited to, statements regarding the Transactions, including the anticipated initial enterprise value and post-closing equity value, the benefits of the Transactions, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the Transactions. The words "expect," "believe," "estimate," "intend," "plan", “anticipate”, “project”, “may”, “should”, “potential” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to various risks and uncertainties, assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, which could cause the actual results to vary materially from those indicated or anticipated.

Such risks and uncertainties include, but are not limited to, risks related to: (i) the expected timing and likelihood of completion of the Transactions, including the risk that the Transactions may not close due to one or more closing conditions to the Transactions in the Business Combination Agreement not being satisfied or waived on a timely basis or otherwise, or that the required approval of the Business Combination Agreement and related matters by the shareholders of Arbe and ITAC are not obtained; (ii) a default by one or more of the investors in the PIPE on its commitment, and ITAC’s failure to retain sufficient cash in its trust account or find replacement financing in order to meet the $100 million minimum cash condition in the Business Combination Agreement; (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; (iv) the ability of the Company to meet Nasdaq listing standards following the Transactions and in connection with the consummation thereof; (v) costs related to the proposed Transactions; (vi) the occurrence of a material adverse change with respect to the financial position, performance, operations or prospects of  Arbe or ITAC; (vi) the disruption of Arbe management time from ongoing business operations due to the proposed Transactions; (vii) announcements relating to the Transactions having an adverse effect on the market price of ITAC's securities; (viii) the effect of the Transactions and the announcement thereof on the ability of Arbe to retain customers and retain and hire key personnel and maintain relationships with its suppliers and customers and on its operating results and businesses generally; (ix) the failure of Arbe to meet projected development and production targets; (x) changes in applicable laws or regulations, including laws and regulations affecting the market for Arbe’s products; (xi) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors, or the continuing effects of the COVID-19 pandemic, the worsening thereof or other future pandemics; and (xii) other risks and uncertainties, including those to be identified in the proxy statement/prospectus (when available) relating to the Transactions, including those under “Risk Factors,” “Cautionary Notes Concerning Forward-Looking Statements” and “Arbe Management’s and Analysis of Financial Conditions and Results of Operations” therein, and in other filings with the Securities and Exchange Commission (“SEC”) by ITAC or Arbe. ITAC and Arbe caution that the foregoing list of factors is not exclusive. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relate only to the date they were made, and ITAC and Arbe undertake no obligation to update forward-looking statements to reflect events or circumstances after the date they were made except as required by law or applicable regulation.

Non-GAAP Financial Measures

This press release includes certain financial measures not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) including, but not limited to, Adjusted EBITDA. Adjusted EBITDA is not calculated in accordance with GAAP. It is a performance measure that provides supplemental information that ITAC and Arbe believe is useful to analysts and investors to evaluate ongoing results of operations, when considered alongside GAAP measures such as net income, operating income and gross profit. Adjusted EBITDA excludes the financial impact of items management does not consider in assessing the ongoing operating performance of ITAC, Arbe or the combined company, and thereby facilitates review by Arbe’s management of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the results of operations of ITAC, Arbe or the combined company may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, ITAC and Arbe believe Adjusted EBITDA provides helpful information to analysts and investors to facilitate a comparison of their operating performance to that of other companies. However, the use of Adjusted EBITDA or other non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant in understanding and assessing Arbe’s or the combined company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP. Arbe’s presentation of these measures may not be comparable to similarly-titled measures used by other companies. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by management about which expense and income are excluded or included in determining these non-GAAP financial measures. Further, this press release does not include any financial statements prepared in accordance with GAAP or financial information derived from financial statements prepared in accordance with GAAP, with result that this press release does not show how the non-GAAP information relates to financial statements prepared in accordance with GAAP and does not show the adjustments from financial statements prepared in accordance with GAAP. Projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not, and are likely not to, reflect actual results. Accordingly, undue reliance should not be given to non-GAAP financial information.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the proposed Transactions will be completed, nor can there be any assurance, if the Transactions are completed, that the potential benefits of combining the companies will be realized. The description of the Transactions contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the Transactions, copies of which will be filed by ITAC with the SEC as an exhibit to a Current Report on Form 8-K.

Additional Information and Where to Find It

In connection with the Transactions described herein, ITAC and Arbe will file relevant materials with the SEC, including Arbe’s registration statement on Form F-4 that will include a proxy statement of ITAC that constitutes a prospectus for Arbe and a definitive proxy statement for ITAC’s shareholders. Promptly after filing its definitive proxy statement with the SEC, ITAC will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the Transactions. INVESTORS AND SECURITY HOLDERS OF ITAC AND ARBE ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTIONS THAT ITAC OR ARBE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ITAC, ARBE AND THE TRANSACTIONS. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by ITAC with the SEC, may be obtained free of charge at the SEC's website (www.sec.gov) or by writing to ITAC at: 5090 Richmond Ave., Suite 319; Houston TX, 77056.

Participants in Solicitation

The Company, ITAC, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of ITAC common stock in respect of the proposed Transactions. Information about ITAC's directors and executive officers and their ownership of ITAC's common stock is set forth in ITAC's filings with the SEC. Additional information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed Transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Media Contacts:

DeeDee Rudenstein, Propel Strategic Communications
267-521-9654
drudenstein@propelsc.com

Industrial Tech Acquisitions, Inc.
713-599-1300
Scott Crist or
Lisa@texasventures.com

Arbe Robotics, LTD

+972-54-5422432
Shlomit Hacohen
shlomit.h@arberobotics.com

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